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                                 CERTIFICATE OF TRUST

                                          OF

                               STONEBRIDGE FUNDS TRUST



          The undersigned, constituting the sole member of the Board of Trustees of Stonebridge Funds Trust (the "Trust"), in order to form a Delaware business trust pursuant to Section 3810 of the Delaware Business Trust Act, does hereby certify the following:

          1.   The name of the Delaware business trust is Stonebridge Funds
Trust.

          2. Prior to the issuance of beneficial interests, the Trust will become a registered investment company under the Investment Company Act of 1940, as amended.

          3. The registered office of the Trust in Delaware is Stonebridge Funds Trust, c/o Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

          4. The registered agent for service of process on the Trust is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

          5. This Certificate of Trust shall be effective on the date it is filed with the Office of the Delaware Secretary of State.

          6. The Trust may establish one or more series as provided in Section 3806(b)(2) of the Delaware Business Trust Act.

          7. Notice is hereby given that pursuant to Section 3804(a) of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

          IN WITNESS WHEREOF, the undersigned Trustee of Stonebridge Funds Trust has executed this Certificate as of the 12th day of May, 1998.




                                        ----------------------------------
                                        Michael Glazer, Trustee